Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

METABOLIX, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
METABOLIX, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
1.    The name of the corporation (hereinafter called the “Corporation”) is Metabolix, Inc.

2.    The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 1, 1998. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 15, 2006 and thereafter Certificates of Designation were filed on July 8, 2009 and August 22, 2014 with the Secretary of State of the State of Delaware and Certificates of Amendment were filed on October 30, 2014 and May 26, 2015 with the Secretary of State of the State of Delaware and a Certificate of Designation was filed on September 11, 2015 with the Secretary of State of the State of Delaware.

3.    The Restated Certificate of Incorporation, filed on November 15, 2006, as amended, is hereby further amended to change the name of the Corporation to Yield10 Bioscience, Inc., by striking out Article I thereof and by substituting in lieu of said Article the following new Article I:

The name of the corporation (hereinafter called the “Corporation”) is

            YIELD10 BIOSCIENCE, INC.

4.    The amendment of the Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

    Signed this 6th day of January, 2017.

Metabolix, Inc.

By:	/s/ Oliver P. Peoples, Ph.D.
Oliver P. Peoples, Ph.D.
President & Chief Executive Officer